Exhibit T3A-2

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF

CONGOLEUM CORPORATION

CONGOLEUM CORPORATION (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.           The name of the Corporation is “Congoleum Corporation” and the original certificate of incorporation was filed with the Secretary of State of the State of Delaware on March 31, 1986 under the name “Resilco, Inc.”

2.           On December 31, 2003, the Corporation filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”).  This Amended and Restated Certificate of Incorporation (this “Certificate”) of the Corporation was duly adopted in accordance with Sections 245 and 303 of the DGCL and the order, dated [date], of the United States District Court for the District of New Jersey (the “Confirmation Order”) confirming the Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the “Plan”).

3           Effective on the “Effective Date” of the Plan and pursuant to the Confirmation Order, each share of the Corporation’s capital stock issued and outstanding at any time prior to the “Effective Date” of the Plan, shall be cancelled and extinguished.

4.           The text of the Amended and Restated Certificate of Incorporation, as heretofore amended and now in effect, is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the corporation is Congoleum Corporation.

ARTICLE II

REGISTERED OFFICE

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle, State of Delaware 19808.  The name of its registered agent at such address is United States Corporation Company.

ARTICLE III

PURPOSE

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

Section 4.1          Authorized Capital Stock.

(a)           The total number of shares of capital stock which the Corporation is authorized to issue is [number] shares of common stock having par value of $0.01 per share (the “Common Stock”).

Section 4.2          Limitation on Nonvoting Stock.  The Corporation shall not issue nonvoting capital stock to the extent prohibited by Section 1123 of the Bankruptcy Code; provided, however, that this Section 4.2 (i) will have no further force and effect beyond that required under Section 1123, (ii) will have such force and effect only for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Corporation and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect.

ARTICLE V

BOARD OF DIRECTORS

The business and affairs of the Corporation shall be managed by or under direction of the Board of Directors of the Corporation (the “Board”) except as otherwise provided herein or required by law.  The number of directors of the Corporation shall be as from time to time fixed by or in the manner provided in the bylaws of the Corporation (the “Bylaws”).  Elections of directors need not be by written ballot except and to the extent provided in the Bylaws.

ARTICLE VI

COMPROMISES OR ARRANGEMENTS WITH CREDITORS AND STOCKHOLDERS

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them, and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the DGCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE VII

LIMITED LIABILITY; INDEMNIFICATION

Section 7.1          Limitation of Personal Liability.  To the fullest extent that the DGCL or any other law of the State of Delaware as the same exists or is hereafter amended permits the limitation or elimination of the liability of directors, no person who is director of the Corporation on or after the Effective Date of the Plan shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director.  Any repeal or amendment of this Section 7.1 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 7.1 will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Section 7.2          Indemnification.

(a)           Right to Indemnification.  Each individual who was or is a party or is threatened to be made a party to or is otherwise involved in, any action, suit or proceeding, whether completed, pending or threatened, whether civil, criminal, administrative or investigative and whether brought by or in the right of the Corporation or otherwise (a “Proceeding”), by reason of the fact that such individual is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation and is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (an “Indemnitee”), in each instance on or after the Effective Date of the Plan, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL, as same exists or may hereafter be amended (but, to the fullest extent permitted by applicable law with respect to acts or omissions prior to any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment) against all expenses, liability and loss (including, without limitation, attorneys’ fees and expenses, judgments, fines, excise taxes or penalties pursuant to the Employee Retirement Income Security Act of 1974, as amended, and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith.  The right to indemnification shall extend to the heirs, executors, administrators and estate of any such director or officer.  Without limiting the generality or the effect of the foregoing, the Corporation may adopt bylaws, or enter into one or more agreements with any individual, that provide for indemnification greater or otherwise different than that provided in this Section 7.2 or the DGCL, and any such agreement approved by a majority of the Board will be a valid and binding obligation of the Corporation regardless of whether one or more members of the Board, or all members of the Board, are parties thereto or to similar agreements.  Any amendment or repeal of, or adoption of any provision inconsistent with, this Section 7.2 by the stockholders of the Corporation or by changes in law, will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of, or arising out of events occurring or circumstances existing, in whole or in part, prior to such amendment, repeal or adoption, and no such amendment, repeal or adoption will affect the legality, validity or enforceability of any contract entered into or right granted prior to the effective date of such amendment, repeal or adoption.

(b)           Right to Advancement of Expenses.  The right to indemnification conferred in paragraph (a) of this Section 7.2 shall include the right to be paid by the Corporation the expenses (including, without limitation, attorneys’ fees and expenses) reasonably incurred in defending or otherwise participating in any such Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that, an Advancement of Expenses incurred by an Indemnitee in his or her capacity as a director or officer  shall be made only upon delivery to the Corporation of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 7.2 or otherwise.  The rights to indemnification and to the Advancement of Expenses conferred in paragraphs (a) and (b) of this Section 7.2 shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director or officer and shall inure to the benefit of the Indemnitee’s heirs, executors, administrators and estate.

(c)           Right of Indemnitee to Bring Suit.  If a claim under Section 7.1 or Section 7.2 is not paid in full by the Corporation within sixty (60) days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim to the fullest extent permitted by law.  If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit.  In any suit brought by (a) the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by a Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (b) the Corporation to recover an Advancement of Expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL.  Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders)  to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the

DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit.  In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or by the Corporation to recover an Advancement of Expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this Article VIII or otherwise shall be on the Corporation.

(d)           Non-Exclusivity of Rights.  The rights to indemnification and to the Advancement of Expenses conferred in this Section 7.2 will not be exclusive of any other right which any individual may have or hereafter acquire under any statute, this Certificate, the Bylaws, any agreement, any vote of stockholders or disinterested directors, or otherwise.

(e)           Insurance.  The Corporation may maintain insurance, at its expense, to protect the Corporation and any director, manager, trustee, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expenses, liability or loss, whether or not the Corporation would have the power to indemnify such individual against such expense, liability or loss under the DGCL.

(f)           Indemnification of Employees and Agents of the Corporation.  The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the Advancement of Expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Section 7.2 with respect to the indemnification and Advancement of Expenses of directors and officers of the Corporation.

ARTICLE VIII

CORPORATE OPPORTUNITIES

In recognition and anticipation that (i) certain holders of Common Stock, their Affiliates, and their respective directors, principals, officers, employees and/or other representatives may now engage, may continue to engage, or may, in the future, decide to engage, in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (ii) members of the Board who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates may now engage, may continue to engage, or may, in the future, decide to engage,  in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article VIII are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve the holders of Common Stock, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.  Solely for purposes of this Article VIII, “Affiliate” shall mean (A) in respect of any specified person (other than the Corporation), any other person that, directly or indirectly, is controlled by, controls or is under common control with such specified person and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing, (B) in respect of a Non-Employee Director, any person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (C) in respect of the Corporation, any person that, directly or indirectly, is controlled by the Corporation.

Section 8.1          Identified Persons.  To the fullest extent permitted by Section 122(17) of the DGCL, none of (i) the holders of Common Stock or any of their Affiliates or (ii) any Non-Employee Director or any of his or her Affiliates (the persons identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall have any duty to refrain, directly or indirectly, from (x) engaging in a corporate opportunity in the same or similar business activities or lines of business in which the Corporation (and all corporations, partnerships, joint ventures, associations and other entities in which the Corporation beneficially owns directly or indirectly 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests (collectively, “Related Entities”)) now engages or proposes to engage or (y) otherwise competing with the Corporation, and, to the fullest extent permitted by the DGCL, no Identified Person shall be liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities.  The Corporation, on behalf of itself and its Related Entities, renounces any interest or expectancy of the Corporation and its Related Entities in, or in being offered an opportunity to participate in, business opportunities, that are from time to time presented to any of such persons or entities, even if the opportunity is one that the Corporation or its Related Entities might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, except as specifically provided in Section 8.3.

Section 8.2          No Duty.  To the fullest extent permitted by Section 122(17) of the DGCL, the Identified Persons shall also have no obligation to the Corporation, the stockholders or to any other Person to present any such business opportunity to the Corporation before presenting and/or developing such opportunity with any other Persons, other than such opportunities specifically presented to any such stockholder or director for the Corporation’s benefit in his or her capacity as a stockholder or director of the Corporation.  In any case where an opportunity is not specifically presented to an Identified Person for the Corporation’s benefit, to the extent a court might hold that the pursuit of the opportunity for the benefit of a person other than the Corporation is a breach of a duty to the Corporation, such stockholder and the Corporation hereby waive any and all claims and causes of action that such stockholder and/or the Corporation believes that it may have for such activities.  Any person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VIII.  Neither the alteration, amendment or repeal of this Article VIII nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VIII shall eliminate or reduce the effect of this Article VIII in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article VIII, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

Section 8.3          Reservation of Rights.  The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered to such person solely in his or her capacity as a director of the Corporation and the provisions of Section 8.1 and Section 8.2 shall not apply to any such corporate opportunity.

Section 8.4          No Potential Corporate Opportunity.  In addition to and notwithstanding the foregoing provisions of this Article VIII, a corporate opportunity shall be deemed not to be a potential corporate opportunity for the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

ARTICLE IX

BYLAWS

Section 9.1          Amendment by the Board.  In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the Bylaws by the affirmative vote of a majority of the total number of directors that the Corporation would have if there were no vacancies.  The Corporation may, in its Bylaws, confer powers upon the Board in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board by applicable law.

Section 9.2          Amendment by Stockholders.  The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or this Certificate, the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws.

Section 9.3          Limitation.  Notwithstanding the provisions of Section 9.1 and Section 9.2 above, so long as Other Stockholders own, in the aggregate, at least ten percent (10%) of the outstanding Common Stock, none of Section 3.2(b), Section 3.2(c), Section 3.2(d), Section 3.5, Section 3.6 or Section 9.15 of the Bylaws may be amended in a manner adverse to the Other Stockholders, except by vote or consent of a majority of the outstanding shares of Common Stock held by the Other Stockholders.  “Other Stockholders” means the holders of the Common Stock who, together with Affiliates, beneficially own (as such term is defined in Rule 13d-3 (without regard to the 60-day provision in paragraph (d)(l)(i) thereof) under the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the United States Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act or the Exchange Act promulgated thereunder); provided, that, no person by virtue of being a party to the Stockholders’ Agreement among the Corporation and the stockholders party thereto, as the same may be amended, restated and/or replaced, shall be deemed the “beneficial owner” of Common Stock owned by any other party to the Stockholders’ Agreement, twenty percent (20%) or less of the outstanding Common Stock.  “Affiliate” means, as to any Person any other Person, directly or indirectly through one or more intermediaries, is controlling, controlled by or under common control with such Person and any stockholder, member or partner in such entity.  The terms “controlling,” “controlled” and “common control with” mean the ability, by ownership of voting securities or otherwise, directly or indirectly, to direct the managerial and operating policies of a Person.

ARTICLE X

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by this Certificate, the Bylaws or the DGCL.  Notwithstanding the foregoing, until the date of consummation of a Qualified Public Offering, this Certificate may not be amended without the written consent or vote of the holders of at least a majority of all stockholders and a majority of the Other Stockholders.  Except as set forth in Article VII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X.  “Qualified Public Offering” shall mean an underwritten public offering of shares of Common Stock that results in (i) the public distribution of shares of Common Stock representing at least ten percent (10%) of the shares of Common Stock to be outstanding immediately following such offering, (ii) net proceeds to the Company of at least twenty million dollars ($20,000,000.00) and (iii) the Common Stock being listed on a national securities exchange

ARTICLE XI

SECTION 203

The Corporation elects not to be governed by Section 203 of the DGCL.

ARTICLE XII

PROVISIONS BINDING

Pursuant to the terms of the Confirmation Order, each holder of the Corporation’s Common Stock shall be deemed to be bound by, and shall hold such Common Stock subject to, the terms and provisions of this Certificate, as the same may be amended from time to time, as though such holder of Common Stock is party to a separately executed stockholders agreement containing the provisions hereof.

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IN WITNESS WHEREOF, I have executed this Certificate this ____ day of [month], 2010.

CONGOLEUM CORPORATION

By:
Name:
Title: